Exhibit 2.14

MAUDORE MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the nine-month period ended September 30, 2013

Maudore Minerals Ltd.

2000 Peel Street, Suite 620, Montreal, QC, H3A 2W5

Tel.: 514.439.0990 – Fax: 514.439.0590

Website: www.maudore.com – Email: info@maudore.com

TSX-V: MAO

MAUDORE MINERALS LTD.

Consolidated Statements of Financial Position

(unaudited, in Canadian dollars)

		September 30,	December 31,
	Notes	2013	2012
		$	$
ASSETS
Current
Cash and cash equivalents	6	5,289,201	3,126,129
Tax credits receivable		5,469,625	149,286
Accounts receivable		236,017	—
Sales tax receivable		623,212	211,700
Inventories	7	5,374,568	—
Prepaid expenses		291,516	40,513

		17,284,139	3,527,628
Non-current
Reclamation deposit	18	1,880,084	—
Exploration and evaluation assets	8	51,065,703	44,480,107
Property, plant and equipment	9	9,767,015	—

		62,172,802	44,480,107

Total assets		79,996,941	48,007,735

LIABILITIES
Current
Accounts payable and accrued liabilities		10,666,171	2,370,541
Current portion of obligations under finance leases		182,629	—

		10,848,800	2,370,541
Non-current
Term loans	10	—	3,091,383
Credit facility	11	19,283,390	—
Obligations under finance leases		60,442	—
Mine restoration provision	12	6,205,330	—
Other liabilities		188,344	—
Deferred tax liabilities		2,841,131	5,040,954

		28,578,637	8,132,337
Total liabilities		39,427,437	10,502,878

EQUITY
Share capital	13	60,585,641	43,348,994
Contributed surplus		6,579,202	5,979,425
Warrants	13	1,089,203	599,777
Deficit		(27,684,542)	(12,423,339)

Total equity		40,569,504	37,504,857

Total liabilities and equity		79,996,941	48,007,735

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

MAUDORE MINERALS LTD.

Consolidated Statements of Comprehensive Loss

(unaudited, in Canadian dollars)

	Notes	For the three-month period ended September 30,		For the nine-month period ended September 30,
		2013	2012	2013	2012
		$	$	$	$
REVENUES		296,132	—	296,132	—
MINE OPERATING EXPENSES
Production costs		(360,896)	—	(583,706)	—
Smelting, refining and freight costs		(66,565)	—	(66,565)	—
Depreciation and amortization		(18,402)	—	(41,069)	—

Total mining operating expenses		(445,863)	—	(691,340)	—

Loss from mining operations		(149,731)	—	(395,208)	—
OTHER EXPENSES
General and administrative expenses		(693,210)	(706,264)	(2,459,939)	(1,284,826)
Acquisition related expenses	5	14,727	—	(2,194,231)	—
Professional fees related to proxy contest		—	(1,356,127)	—	(1,483,688)
Exploration and evaluation expenses		18,100	—	(77,439)	—
Loss on disposal of property, plant and equipment		—	—	(26,497)	—
Reversal (impairment) of property, plant and equipment	9	225,597	—	(9,604,403)	—

		(434,786)	(2,062,391)	(14,362,509)	(2,768,514)

Loss from operations		(584,517)	(2,062,391)	(14,757,717)	(2,768,514)
OTHER INCOME OR EXPENSES
Interest expense		(851,302)	—	(1,885,104)	—
Amortization of transaction costs		(276,667)		(861,446)
Finance costs on mine restoration provision		(8,300)	—	(49,628)	—
Interest income		25,237	18,649	40,544	74,071

Loss before income taxes		(1,695,549)	(2,043,742)	(17,513,351)	(2,694,443)
Recovery of deferred income taxes and mining duty taxes		143,429	1,384,818	2,252,148	1,844,926

NET LOSS AND COMPREHENSIVE LOSS		(1,552,120)	(658,924)	(15,261,203)	(849,517)

Weighted average number of basic and diluted outstanding shares		47,241,522	26,805,921	39,970,154	26,788,421
Basic and diluted loss per share		(0.03)	(0.02)	(0.38)	(0.03)

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

MAUDORE MINERALS LTD.

Consolidated Statements of Change in Equity

(unaudited, in Canadian dollars)

	Number of shares outstanding	Share capital	Contributed surplus	Warrants	Deficit	Total equity
		$	$	$	$	$
Balance at January 1, 2012	26,694,187	42,721,672	4,970,148	1,176,091	(10,305,248)	38,562,663
Net loss and comprehensive loss	—	—	—	—	(849,517)	(849,517)
Transactions with owners:
Exercise of share options	57,500	668,162	(280,837)	—	—	387,325
Warrants expired	—	—	576,314	(576,314)	—	—
Share issue expenses	—	(40,840)	—	—	—	(40,840)

Balance at September 30, 2012	26,751,687	43,348,994	5,265,625	599,777	(11,154,765)	38,059,631

Balance at January 1, 2013	26,941,687	43,348,994	5,979,425	599,777	(12,423,339)	37,504,857
Net loss and comprehensive loss	—	—	—	—	(15,261,203)	(15,261,203)
Transactions with owners:
Acquisition of Aurbec Mines Inc.	1,500,000	1,518,000	—	—	—	1,518,000
Private placement	17,039,835	15,506,250	—	—	—	15,506,250
Less: value warrants	—	(681,593)	—	681,593	—	—
Broker warrants	—	(55,610)	—	55,610	—	—
Warrants expired	—	—	599,777	(599,777)	—	—
Credit facility structuring fees	1,760,000	1,900,800	—	352,000	—	2,252,800
Share issue expenses	—	(951,200)	—	—	—	(951,200)

Balance at September 30, 2013	47,241,522	60,585,641	6,579,202	1,089,203	(27,684,542)	40,569,504

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

MAUDORE MINERALS LTD.

Consolidated Statement of Cash Flows

(unaudited, in Canadian dollars)

	Notes	For the nine-month period ended September 30,
		2013	2012
		$	$
OPERATING ACTIVITIES
Net loss		(15,261,203)	(849,517)
Adjustments:
Recovery of deferred income taxes		(2,252,148)	(1,844,926)
Accrued interest related to term loans and credit facility		(18,329)	—
Amortization of transaction costs		861,446	—
Depreciation and amortization		41,069	—
Mining duty tax credits accrued		(14,518)
Loss on disposal of property, plant and equipment		26,497	—
Impairment of property, plant and equipment	9	9,604,403	—
Accretion on payables resulting from the acquisition of Aurbec Mines inc.		36,530	—
Accretion on mine restoration provision		49,628	—
Changes in working capital items	15	346,526	803,106

		(6,580,099)	(1,891,337)
INVESTING ACTIVITIES
Acquisition of Aurbec Mines Inc.	5	(18,000,000)	—
Additions to exploration and evaluation assets	8	(767,623)	(10,825,447)
Additions to property, plant and equipment	9	(3,657,594)	—
Proceeds on disposal of property, plant and equipment		3,200	—
Reclamation deposit		(1,880,084)	—
Bank indebtedness assumed following the acquisition of Aurbec Mines inc.		(179,169)	—
Tax credits received		1,130,276	3,682,447

		(23,350,994)	(7,143,000)
FINANCING
Repayment of term loans	10	(3,250,000)	—
Term loans structuring fees		(107,451)	—
Issue of credit facility	11	22,000,000	—
Credit facility structuring fees		(1,040,859)	—
Repayment of obligation under finance leases		(98,409)	—
Other liabilities		35,834	—
Issue of shares	13	15,506,250	387,325
Share issue expenses		(951,200)	(55,869)

		32,094,165	331,456
Net change in cash and cash equivalents		2,163,072	(8,702,881)
Cash and cash equivalents, beginning of period		3,126,129	15,169,610

Cash and cash equivalents, end of period		5,289,201	6,466,729

Additional information
Interest received from operating activities		40,544	76,279
Interest paid related to financing activities		962,794	—

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

1.	NATURE OF OPERATIONS

The operations of Maudore Minerals Ltd (hereinafter the “Corporation”) include the acquisition, exploration, development and operations of gold mining sites located in Quebec. The Corporation was incorporated under the Ontario Business Corporations Act on September 20, 1996. The address of the Corporation’s principal place of business is 2000, Peel street, suite 620, Montreal, Quebec, Canada. The Corporation’s shares are listed on the TSX Venture Exchange under the MAO ticker. The Corporation has a single reporting segment.

2.	BASIS OF PRESENTATION AND GOING CONCERN

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2012, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The accounting policies, methods of computation and presentation applied in these condensed consolidated interim financial statements are consistent with those of the previous financial year, except for the changes in accounting policies presented in Note 3. The Board of Directors has approved these condensed consolidated interim financial statements on November 29, 2013.

The condensed consolidated interim financial statements have been prepared on the basis of the going concern assumption, meaning the Corporation will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Corporation has not yet determined whether all of its mineral properties contain mineral deposits that are economically recoverable. The only property currently in active development is the Vezza deposit where the Corporation has yet to generate any income or cash flows and for which the Corporation announced on July 16, 2013 that it was suspending its development. Additionally, the re-evaluation of the Sleeping Giant mine has identified significant high grade mineralized targets previously untested. Work has recently been initiated to physically evaluate its economic viability going forward.

During the period from October 2012 to present, the market price of gold has been volatile and dropping steadily. This trend in gold prices created a strain on the Corporation’s cash resources and caused the Corporation to experience difficulties in dealing with its creditors. As a result, on August 15, 2013, Entrepreneur minier Promec Inc. (“Promec”) registered a notice of legal hypothec against the Corporation’s Vezza project and Sleeping Giant property (the “Promec Hypothec”). Promec later filed a petition in bankruptcy against the Corporation’s wholly-owned subsidiary Aurbec Mines Inc. (“Aurbec”) (previously named NAP Quebec Mines Ltd) on August 27, 2013. While vigorously working to have the petition in bankruptcy dismissed, the Corporation initiated the negotiation of a consensual restructuring (the “Consensual Restructuring”) with its senior lender, Cyrus Capital Partners (“Cyrus”), in its capacity as a manager to FBC Holdings S.à r.l. (“FBC”), its four major unsecured creditors and other stakeholders with a view to implementing its ongoing business plan consisting of the recommencement of mining operations at its Sleeping Giant property (note 19.1). As at November 27, 2013 the Corporation reports that upon an application by Promec, the Quebec Superior Court has dismissed the bankruptcy petition that Promec had previously filed against Aurbec on August 25, 2013, and has discharged the hypothec previously registered in favour of Promec against Aurbec’s Vezza and Sleeping Giant properties. Pursuant to an agreement that was reached last month for the consensual restructuring of Aurbec’s trade payables, an arrangement has been made that is acceptable to the Corporation’s senior secured lender to grant a first ranking security to Promec and to one other creditor over the Vezza property only in order to secure the repayment of all indebtedness owing to them should Aurbec fail to delivery on the current plan to see all creditors repaid in full.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

2.	BASIS OF PRESENTATION AND GOING CONCERN (CONT’D)

The Corporation’s ability to continue as a going concern is dependent upon its ability to raise additional financing, to generate cash flow from operations, ongoing support from major creditors and continuing support of its senior lenders. It is uncertain whether the Corporation will be able to achieve these objectives, and accordingly there is reason for doubt regarding the Corporation’s ability to continue as a going concern. Even though the Corporation is confident, there is no assurance that it will manage to meet those conditions in the future.

The carrying amounts of assets, liabilities, revenues and expenses presented in the condensed consolidated interim financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate.

3.	CHANGES IN ACCOUNTING POLICIES

3.1	Changes to IFRS

The Corporation has adopted the following new and revised IFRS standards, along with any consequential amendments, effective January 1, 2013. These changes were made in accordance with the applicable transitional provisions. The most important changes for the Corporation is outlined below. Since the Corporation was developing an underground mine, it is not affected by IFRIC 20: Stripping costs in the production phase of a surface mine.

a)	IFRS 13, Fair Value Measurement, (“IFRS 13”)

IFRS 13 provides guidance on how fair value should be applied where its use is already required or permitted by other standards within IFRS, including a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRS. This standard was applied when determining the fair values used for the purchase accounting of Aurbec Mines Inc. However, there were no adjustments or other impacts on the Corporation’s financial statements following the adoption of this new standard.

3.2	Changes or adoption of accounting policies following the acquisition of Aurbec Mines Inc.

a)	Consolidation

The Corporation’s financial statements consolidate the accounts of Maudore Minerals Ltd, the ultimate parent company, and those of its wholly-owned subsidiary, Aurbec. The accounting policies and financial year end date of the subsidiary are consistent with those adopted by the Corporation. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions are eliminated on consolidation. The subsidiary is fully consolidated from the date on which control was obtained by the Corporation.

b)	Foreign currency translations

The reporting and functional currency of the Corporation and its subsidiary is the Canadian dollar. Accordingly, the Corporation translates monetary assets and liabilities denominated in foreign currency at the rate of exchange prevailing at the consolidated balance sheet dates, non-monetary assets and liabilities denominated in foreign currency at the rate in effect at the date the transaction occurred and revenues and expenses denominated in foreign currency at the exchange rate in effect during the applicable accounting period. All resulting foreign exchange gains and losses are recorded in the consolidated statements of comprehensive loss.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

3.	CHANGES IN ACCOUNTING POLICIES (CONT’D)

c)	Business combinations

The Corporation applies the acquisition method in accounting for business combinations. The consideration transferred by the Corporation to obtain control of a subsidiary is calculated as the sum of the acquisition-date fair values of assets transferred, liabilities incurred and the equity interests issued by the Corporation, which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition costs are expensed as incurred and costs associated with the issuance of equity instruments related to the acquisition are recognized in capital stock, net of income taxes.

The Corporation recognizes identifiable assets acquired and liabilities assumed in a business combination regardless of whether or not they have been previously recognized in the acquired company’s financial statements prior to the acquisition. Assets acquired and liabilities assumed are generally measured at their acquisition-date fair values. Those mineral reserves, resources and other assets that are able to be reliably valued are recognized in the assessment of fair values on acquisition. Other potential reserves, resources, mineral rights and other assets, which in management’s opinion values cannot be reliably determined, are not recognized.

When the fair value of the consideration is greater or lesser than net fair value of the identifiable assets acquired and the liabilities assumed, the difference is treated either as goodwill or as a bargain purchase price. Goodwill, if any, is recognized as an asset and reviewed for impairment annually or when there is an indication of impairment. A bargain purchase price, if any, is immediately recognized in profit or loss.

d)	Revenue recognition

The revenues include sales of refined gold and silver. When a mine is considered in commercial production, revenues from the sale of refined gold and silver are recognized when persuasive evidence exists that the significant risks and rewards of ownership have passed to the buyer, it is probable that economic benefits associated with the transaction will flow to the Corporation, the sale price can be measured reliably, the Corporation has no significant continuing involvement and the costs incurred or to be incurred in respect of the transaction can be measured reliably. These conditions are generally satisfied when the metal is delivered to the counterparty of the transaction.

As at the date of these financial statements, the Vezza project was not yet considered to be in commercial production, therefore revenues from the sale of gold and silver produced during the start-up phase has been subtracted from mine development costs that are being capitalized as part of the property, plant and equipment.

Interest income is recognized on an accrual basis using the effective interest method.

e)	Inventory

Material extracted from mines is classified as either ore or waste. Ore represents material that, at the time of extraction, is expected to be processed into a saleable form and sold at a profit. Raw materials are comprised of ore in stockpiles. Ore is accumulated in stockpiles that are subsequently processed into gold in a saleable form. Work in process represents gold in the processing circuit that has not completed the production process, and is not yet in a saleable form. Finished products inventory represents gold in saleable form that has not yet been sold.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

3.	CHANGES IN ACCOUNTING POLICIES (CONT)

Inventories are valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis and includes all costs incurred, based on a normal production capacity, in bringing each product to its present location and condition. Cost of inventories includes direct labour, materials and contractor expenses, depreciation on property, plant and equipment and an allocation of mine site overhead costs. As ore is sent to the mill for processing, costs are reclassified out of inventory based on the average cost per ton of the stockpile.

The costs of inventory produced prior to the commencement of commercial production are adjusted to exclude the costs of abnormal amounts of wasted materials, labour and other excessive production costs typically involved in a start-up.

Mine supplies

Mine supplies inventory consists of mining supplies and consumables used in operations as well as spare parts and other maintenance supplies that are not classified as capital items.

Net realizable value

The Corporation records provisions to reduce inventory to net realizable value to reflect changes in economic factors that impact inventory value and to reflect present intentions for the use of slow moving and obsolete supplies inventory. Net realizable value is determined with reference to relevant market prices less applicable variable selling expenses. Provisions recorded also reflect an estimate of the remaining costs of completion to bring the inventory into its saleable form. Provisions are reversed to reflect subsequent recoveries in net realizable value where the inventory is still on hand.

f)	Exploration and evaluation assets

Exploration and evaluation expenses are costs incurred in the course of initial search for mineral deposits with economic potential. Costs incurred before the legal right to undertake exploration and evaluation activities are recognized in profit or loss when they are incurred.

Once the legal right to undertake exploration and evaluation activities has been obtained, the costs of acquiring mineral rights, expenses related to the exploration and evaluation of mining properties, less tax credits related to these expenses are recorded as exploration and evaluation assets. Expenses related to exploration and evaluation include topographical, geological, geochemical and geophysical studies, exploration drilling, trenching, sampling and other costs related to the evaluation of the technical feasibility and commercial viability of extracting a mineral resource. The various costs are capitalized on a property-by-property basis pending determination of the technical feasibility and commercial viability of extracting a mineral resource.

These assets are recognized as intangible assets and are carried at cost less any accumulated impairment losses. No depreciation expenses are recognized for these assets during the exploration and evaluation phase.

Whenever a mining property is considered no longer viable, or is abandoned, the capitalized amounts are written down to their recoverable amounts; and the difference is then immediately recognized in profit or loss. When technical feasibility and commercial viability of extracting a mineral resource are demonstrable, exploration and evaluation assets related to the mining property are transferred to property, plant and equipment, in mine development. Before the reclassification, exploration and evaluation assets are tested for impairment and any impairment loss is recognized in profit or loss.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

3.	CHANGES IN ACCOUNTING POLICIES (CONT’D)

Although the Corporation has taken steps to verify title to the mining properties in which it holds an interest, in accordance with industry practices for the current stage of exploration and development of such properties, these procedures do not guarantee the validity of the Corporation’s titles. Property titles may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

g)	Property, plant and equipment

Recognition and measurement

Property, plant and equipment are carried at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and borrowing costs on qualifying assets. Where funds used to finance a major project form part of general borrowings, the Corporation capitalizes interest on those borrowings proportionate to the project funds used.

Spare parts and servicing equipment are usually carried as inventory and recognized in profit or loss as consumed. However, major spare parts and stand-by equipment qualify as property, plant and equipment when the Corporation expects to use them during more than one period.

Subsequent transactions

The cost of replacing a part of an item of property, plant and equipment is recognized if it is probable that the future economic benefits embodied within the item will flow to the Corporation and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-today servicing of property, plant and equipment are recognized in profit or loss as incurred.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized within mining operating expenses.

Depreciation and amortization

Upon commencement of commercial production, mine development costs are amortized using the unit-of-production method over the estimated remaining ounces of gold to be produced based on the proven and probable reserves or, in the event that the Corporation is mining resources, an appropriate estimate of the resources mined or expected to be mined.

Vehicles and certain machinery with a determinable expected life are depreciated on a straight-line basis over their estimated useful lives, ranging from three to seven years.

Significant components of individual assets are assessed and, if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately using the unit-of-production or straight-line method as appropriate. Costs relating to land are not amortized.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Corporation will obtain ownership by the end of the lease term. Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

3.	CHANGES IN ACCOUNTING POLICIES (CONT’D)

Borrowing costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. These costs are amortized on the same basis as the asset. All other borrowing costs are recognized as finance costs in the statement of income in the period in which they are incurred.

h)	Impairment of exploration and evaluation assets and property, plant and equipment

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (“cash-generating units”).

Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, an asset or cash-generating unit is reviewed for impairment. Impairment reviews for exploration and evaluation assets are carried out on a project by project basis, with each project representing a potential single cash-generating unit. Additionally, when technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the exploration and evaluations assets of the related mining property are tested for impairment before these items are transferred to property, plant and equipment.

An impairment loss is recognized in profit or loss for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less cost to sell and its value in use. An impairment charge is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.

i)	Mine restoration provision

In accordance with Corporation policies, asset retirement obligations relating to legal and constructive obligations for future site reclamation and closure of the Corporation’s mine sites are recognized when incurred and a liability and corresponding asset are recorded at management’s best estimate. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.

The amount of any liability recognized is estimated based on the risk-adjusted costs required to settle present obligations, discounted using a pre-tax risk-free discount rate consistent with the time period of expected cash flows. When the liability is initially recorded, a corresponding asset retirement cost is recognized as an addition to mining interests and amortized using the unit of production method. The liability for each mine site is accreted over time and the accretion charges are recognized as a finance cost in the consolidated statements of comprehensive loss.

The liability is subject to re-measurement at each reporting date based on changes in discount rates and timing or amounts of the costs to be incurred. Changes in the liability, other than accretion charges, relating to mine rehabilitation and restoration obligations, which are not the result of current production of inventory, are added to or deducted from the carrying value of the related asset retirement cost in the reporting period recognized. If the change results in a reduction of the obligation in excess of the carrying value of the related asset retirement cost, the excess balance is recognized as a recovery through profit or loss in the period.

j)	Operating expenses related to the closed mine

Costs related to the care and maintenance of the closed mine are expensed as incurred and reported as mine operating expenses.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

4.	CRITICAL ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS

When preparing the financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results are likely to differ from the judgments, estimates and assumptions made by management, and will seldom equal the estimated results. Information about the significant judgments, estimates and assumptions that have the most significant effect on the recognition and measurement of assets, liabilities, income and expenses and that are different from those discussed in the December 31, 2012 financial statements are discussed below.

4.1	Significant judgments

a)	Commencement of commercial production

The Corporation assesses the stage of its construction in progress to determine when it declares the start of commercial production. The criteria used to assess the start date are determined based on the unique nature of the project, such as the complexity of the project and its location. The Corporation considers various relevant criteria to assess when the project is substantially complete and ready for its intended use in the manner as intended by management. Then it will reclassify the assets from mine development to property, plant, and equipment. Some of the criteria will include, but are not limited to the following:

•	The level of capital expenditure compared to the construction cost estimates;

•	Completion of a reasonable period of testing of the mine plant and equipment;

•	Ability to produce concentrates in saleable form (without specifications);

•	Ability to sustain ongoing production of minerals at minimum 60% of its design capacity.

When the project moves into the production stage, the capitalization of certain mine development costs ceases and costs are either regarded as inventory or expensed, except for costs that qualify for capitalization relating to mining asset additions or improvements, mine development or mineable reserve development. It is also at this point that amortization commences.

b)	Basis for depreciating property, plant and equipment

The processing facility is being upgraded with a view to using it with the current mining project and eventually in conjunction with other ore bodies. Consequently, the Corporation intends to depreciate the production facility using the unit-of-production basis, based on the projected lifetime throughput rather than solely based on the reserves associated with the sites currently under development.

4.2	Significant estimations

a)	Estimated recoverable reserves and resources

Estimated recoverable reserves and resources are used to determine the depreciation of mine development costs and related assets, and in performing impairment testing. Estimates are prepared by appropriately qualified persons, but will be impacted by forecasted commodity prices, exchange rates, production costs and recoveries amongst other factors. Changes in assumptions will impact the depreciation and impairment charges recorded in the income statement.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

4.	CRITICAL ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS (CONT’D)

b)	Useful lives of depreciable assets

Management reviews its estimates of the useful lives, depreciation methods and residual values of depreciable assets at each reporting date. As of the reporting date, management assesses the useful lives which represent the expected utility of the assets to the Corporation. Actual results, however, may vary due to technical or commercial obsolescence.

c)	Net realizable value of inventories

All inventory is valued at the lower of average cost or net realizable value. Management is required to make various estimates and assumptions to determine the value of stockpiled ore, in-circuit gold inventories and doré inventories. The estimates and assumptions include surveyed quantities of stockpiled ore, in-circuit process volumes, gold contents of both, costs to recover saleable ounces, recoverable ounces once processed and the price per ounce of gold when ounces of gold are expected to be recovered and sold. For current stockpiled ore, in-circuit gold inventories and doré inventories, management uses the gold price on the date of the reporting period.

d)	Mine restoration costs

The provisions for mine restoration costs are based on estimated future costs using information available at the financial reporting date. To the extent the actual costs differ from these estimates, adjustments will be recorded and the income statement may be impacted.

e)	Allowance for doubtful accounts and revenue adjustments

At the end of each reporting period, the Corporation assesses whether the accounts receivable and other long-term receivables are recoverable and whether an allowance needs to be recognized for estimated losses arising from the possible non-payment. If future collections differ from the amounts recognized as receivable, future earnings will be affected.

f)	Impairment tests on exploration and evaluation assets as well as on property, plant and equipment

At the financial reporting date, the Corporation assesses the situation and determines if any indicators of potential impairment have been identified. When one or more indicators are identified, an impairment test is performed on the recoverability of assets or projects in question.

As at June 30, 2013, the carrying amount of the Corporation’s net assets exceeded its market capitalization, which is considered an indicator of a potential impairment. Refer to note 9.1 on the Vezza Project.

Concerning the exploration and evaluation assets, the Corporation is monitoring closely the gold price, financing conditions and its market capitalization. In the event that these conditions remain depressed in the mid-term, the Corporation might have to conduct an impairment assessment on its exploration and evaluation assets.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

5.	ACQUISITION OF AURBEC MINES INC.

On March 22, 2013, the Corporation acquired all of the outstanding shares of Aurbec from North American Palladium Ltd (“NAP”) in accordance with a Purchase Agreement. Aurbec owns the Sleeping Giant mill and the related tailings handling facilities, the Vezza Project and several other gold properties in Quebec. The Sleeping Giant mill is located 150 km north of Val-d’Or. The acquisition is part of the Corporation’s strategy to become a leading Canadian gold producer capable of delivering shareholder value through the exploration, development and production of its properties.

The details of the acquisition, which was accounted for as a business combination, are as follows:

$
Fair value of consideration transferred:
Cash	18,000,000
Common shares (1,500,000 shares 1)	1,518,000

19,518,000
Consideration that will be transferred subsequently and funded from the sale of the related gold
In-circuit gold inventory [2]	1,737,000
In-liner gold inventory [2]	94,171

Total consideration transferred	21,349,171

1	The fair value of each common shares was based on the average share price on the TSX Venture Exchange for the 15 days prior to the transaction date, less a discount for lack of marketability
2	Discounted at an annual rate of 5.26% to reflect time value of money

Fair value assigned to identifiable assets and liabilities
Tax credits receivable	4,996,912
Accounts receivable	2,337,310
Sales tax receivable	434,095
Inventories	4,070,743
Prepaid expenses	296,717

Current assets	12,135,777
Exploration and evaluation assets	5,900,000
Property, plant & equipment	17,083,000

Non-current assets	22,983,000
Bank indebtedness	(179,159)
Accounts payable and accrued liabilities	(6,942,345)
Current portion of obligations under finance leases	(183,087)

Current liabilities	(7,304,591)
Other liabilities	(152,510)
Obligation under finance leases	(158,393)
Mine restoration provision	(6,154,112)

Non-current liabilities	(6,465,015)

Identifiable assets and liabilities	21,349,171

Difference – goodwill or (bargain purchase price)	—

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

5.	ACQUISITION OF AURBEC MINES INC. (CONT’D)

$
Consideration transferred settled in cash	18,000,000
Cash and cash equivalents acquired	—

Net cash outflow on acquisition	18,000,000
Acquisition costs charged to expenses	2,194,231

Net cash paid related to acquisition	20,194,231

Acquisition-related costs amounting to $2,194,231 are not included as part of consideration transferred and have been recognized in the consolidated income statement, in other expenses.

The fair value of the accounts receivable acquired as part of the transaction amounted to $2,337,310 with a gross contractual amount of $2,337,310. As of the acquisition date, the Corporation’s best estimate of the contractual cash flow not expected to be collected amounted to $nil. As at September 30, 2013, all the $2,337,310 accounts receivable has been collected.

In accordance with the Purchase Agreement, the purchase consideration was adjusted dollar for dollar for the net realizable value of the in-circuit precious metals inventory at the Sleeping Giant Mill at the date of the sale. This amount, which was agreed between the parties to be equal to $1,805,030, was to be paid half on or before September 22, 2013 and the remainder on or before March 22, 2014. Following the Consensual Restructuring (note 19.1), the parties agreed to change the payment timeline as follow: an initial payment of $250,000 from the proceeds of the Rights Offering (note 19.2) on or about November 30, 2013, NAP’s prorate share of the payables due under the Consensual Restructuring over 25% of the amount by which the net proceeds of the Rights Offering exceed $2,000,000 and the residual on October 30, 2014.

The Purchase Agreement also includes a provision for future settlement of amounts relating to gold contained in the liners at the Sleeping Giant mill. The valuation of the settlement amount is contingent upon future determination of gold content, pricing, and foreign exchange at the time the liners are changed. Management estimates that the total payments should not exceed $100,000.

Excluding the expensed acquisition costs mentioned above and the interest expense related to the credit facility, the acquisition of Aurbec added $10,163,436 to the consolidated loss for the period between March 22 and the September 30, 2013. If Aurbec had been acquired at the beginning of the financial year, the Corporation’s loss for the reporting period would have been $1,772,727.

The fair values used in determining the initial accounting for the acquisition were determined with the assistance of external independent valuators using a combination of cost, market and income approaches whichever was most appropriate for each of the asset groups involved. The transaction did not result in the recognition of any deferred tax liabilities due to the presence of pre-existing unrecognized deferred tax assets. The initial accounting for the business combination is essentially complete, but is still subject to adjustment during the measurement period, notably with respect to the mine restoration provision, contingent considerations, contingent liabilities and the allocation of value between categories of assets.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

6.	CASH AND CASH EQUIVALENTS

As at September 30, 2013, cash and cash equivalents includes $3,306,151 that, as per the credit facility agreement (note 11), must be segregated in a separate account and requires the lender’s authorization prior to releasing funds including for interest payments.

7.	INVENTORIES

	September 30 2013	December 31 2012
	$	$
Finished products	821,497	—
Work-in-process	2,907,637	—
Stockpiles	28,805	—
Mine supplies	1,616,629	—

Inventories	5,374,568	—

The above inventories were acquired or produced during the development phase of the Vezza Project and the related processing mill. Since the project was still in the development phase and had not commenced commercial production, the revenues from the sales of any finished products produced by the Vezza Project were deducted, net of the cost of inventories, from the related development costs. Consequently, the cost of inventories recognized in profit or loss for the period is nil. In September 2013, some inventory was produced following the underground works that started at the Sleeping Giant mine. There were no impairment charges related to inventory recognized during the period.

8.	EXPLORATION AND EVALUATION ASSETS

Summary of exploration and evaluation assets:

	September 30, 2013	December 31, 2012
	$	$
Mining rights	6,699,389	710,469
Exploration and evaluation expenditures	44,366,314	43,769,638

Exploration and evaluation assets	51,065,703	44,480,107

Mining rights:

	January 1, 2013	Acquisition of Aurbec	Additions	September 30, 2013
	$	$	$	$
Abitibi, Quebec
Comtois	448,370	—	44,829	493,199
Hudson, Newmont option	—	—	1,645	1,645
Sleeping Giant S-E	22,517	—	910	23,427
Bell	10,754	—	4,670	15,424
North Shore	17,084	—	4,111	21,195
Mazarin-Glandelet	59,294	—	4,218	63,512
Dalet	81,011	—	9,825	90,836
Comtois Southwest	1,590	—	7,068	8,658
Other projects – Maudore	69,849	—	11,644	81,493
Sleeping Giant	—	1,400,000	—	1,400,000
Discovery	—	2,100,000	—	2,100,000
Flordin	—	2,400,000	—	2,400,000

Mining rights	710,469	5,900,000	88,920	6,699,389

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

8.	EXPLORATION AND EVALUATION ASSETS (CONT’D)

Exploration and evaluation expenditures:

	January 1, 2013	Additions	Tax credits	September 30, 2013
	$	$	$	$
Abitibi, Quebec
Comtois	34,703,552	328,773	(66,044)	34,966,281
Hudson, Newmont option	1,525,798	1,760	(384)	1,527,174
Sleeping Giant S-E	760,274	600	(131)	760,743
Bell	529,924	—	—	529,924
North Shore	1,486,994	4,062	(885)	1,490,171
Mazarin-Glandelet	1,015,723	—	—	1,015,723
Dalet	1,611,491	1,910	(416)	1,612,985
Comtois Southwest	650,340	179	(39)	650,480
Other projects Maudore	1,485,542	1,404	(307)	1,486,639
Sleeping Giant	—	260,347	—	260,347
Vezza	—	34,103	—	34,103
Flordin	—	9,900	(5,899)	4,001
Discovery	—	24,475	(6,114)	18,361
Other projects Aurbec	—	11,190	(1,808)	9,382

Exploration and evaluation expenditures	43,769,638	678,703	(82,027)	44,366,314

8.1	Termination of the Windfall Lake agreement

On April 18, 2013, the Corporation terminated the purchase and sale agreement to acquire Noront Resources Ltd 25% undivided right, title and interest in the Windfall Lake Project.

9.	PROPERTY, PLANT AND EQUIPMENT

	Mine development costs	Property plant and equipment	Total
	$	$	$
Net book value, January 1, 2013	—	—	—
Acquisition of Aurbec	4,183,000	12,900,000	17,083,000
Additions	14,328,825	348,781	14,677,606
Sales deducted from capitalized costs	(11,018,422)	—	(11,018,422)
Disposal	—	(29,697)	(29,697)
Depreciation	—	(41,069)	(41,069)
Tax credits	(1,300,000)	—	(1,300,000)
Impairment	(6,193,403)	(3,411,000)	(9,604,403)

Net book value, September 30, 2013	—	9,767,015	9,767,015
Cost	—	9,779,738	9,779,738
Accumulated depreciation	—	(12,723)	(12,723)

Net book value, September 30, 2013	—	9,767,015	9,767,015

As at September 30, 2013, the Corporation had no significant commitments to purchase any property, plant or equipment.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

9.	PROPERTY, PLANT AND EQUIPMENT (CONT’D)

9.1	Vezza Project

On July 16, 2013, the Corporation announced it was suspending development at the Vezza Project. The Corporation finished mining at the Vezza Project on September 22, 2013. The Corporation will focus on targeting higher grade gold opportunities at its Sleeping Giant property.

Assets are tested for impairment when events or changes in circumstance indicate that the carrying amount may not be recoverable. As at June 30, 2013, the Corporation determined that suspending development at the Vezza Project triggered an impairment testing. The Corporation used a cash-flow approach to estimate the fair value less cost to sell on the Vezza Project and a $9,604,403 non-cash impairment charge was recognized during the nine-month period ended September 30, 2013.

10.	TERM LOANS

Following the April 12, 2013 private placement, the $3,250,000 term loans the Corporation had secured on December 18, 2012 were repaid, as well as the interest accrued of $126,246. Additional transaction costs for $107,451 were incurred and therefore the total transaction costs relating to those term loans totaled $289,851. Those transaction costs were amortized on an accelerated period ending April 12, 2013.

For the nine- month period ended September 30, 2013
$
Balance, at the beginning	3,091,383
Repayment of term loans	(3,250,000)
Accrued interest	(18,329)
Transaction costs	(107,451)
Amortization of transaction costs	284,397

Term loans	—

11.	CREDIT FACILITY

On March 22, 2013 the Corporation funded the acquisition of Aurbec’s shares through a secured term loan of $22 million (the “Credit Facility”) provided to the Corporation by FBC. The Credit Facility bears interest at the rate of 15% per annum, payable quarterly in arrears, with a maturity date of March 22, 2016. In order to secure repayment of the Credit Facility, the Corporation granted to FBC a first-ranking charge over all of its and its subsidiaries’ present and future personal property and material real property, including specified mining rights. This first-ranking charge was amended following the Consensual Restructuring (note 19.1).

In consideration of the commitment made by FBC under the Credit Facility and in lieu of further transaction fees, the Corporation issued to FBC 1,760,000 common shares and 880,000 common share purchase warrants. Each warrant shall entitle FBC to subscribe for one common share during a period of 2 years following the date of its issuance, at a price equal to $1.08, being the closing price of Corporation’s common shares on the TSX Venture Exchange on March 22, 2013.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

11.	CREDIT FACILITY (CONT’D)

The fair value of $1.08 per share for a total amount of $1,900,800 was at the closing price of the Corporation’s share on the TSX Venture Exchange on March 22, 2013. The fair value of $0.40 per warrant, for a total amount of $352,000, was estimated using the Black Scholes valuation model with the following weighted average assumptions:

2013
Average share price at date of grant	$1.08
Expected dividends yield	—
Expected weighted volatility	67.10%
Risk-free interest average rate	1.19%
Expected average life	24 months
Average exercise price at date of grant	$1.08

The underlying expected volatility was determined by reference to historical data of the Corporation’s shares over a period of 24 months.

Transaction costs amounted to $3,293,659 including the fair value of the shares and warrants issued to FBC.

For the nine- month period ended September 30, 2013
$
Balance, at the beginning	—
New credit facility	22,000,000
Transaction costs	(3,293,659)
Amortization of transaction costs	577,049

Credit facility	19,283,390

The Credit Facility agreement includes covenants that require the Corporation to maintain certain financial ratios, maintain a certain level of cash and meet certain non-financial requirements. As at September 30, 2013, the Corporation was in default for certain clauses of the Credit Facility and on October 15, 2013, in the context of the Consensual Restructuring, the Corporation entered into a non-binding term sheet with Cyrus, further described in (note 19.1).

12.	MINE RESTORATION PROVISION

The mine restoration provisions and the related deposits are as follows:

For the nine- month period ended September 30, 2013
$
Balance, at the beginning	—
Acquisition of Aurbec	6,154,112
Finance costs	51,218

Mine restoration provision	6,205,330

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

12.	MINE RESTORATION PROVISION (CONT’D)

	Expected timing of cash flows	Mine restoration provision	Mine closure plan requirement	Deposit	Undiscounted expected costs of restoration
		$	$	$	$
Sleeping Giant mill	2021	5,075,086	1,920,000	1,880,084	5,822,822
Sleeping Giant mine	2013	667,500	—	—	667,500
Vezza Project	2021	462,744	—	—	530,923

		6,205,330	1,920,000	1,880,084	7,021,245

The key assumptions applied for determination of the mine restoration provision are as follows:

September 30, 2013
Inflation	2%
Discount rate	1.67%

13.	EQUITY

13.1	Private placements

On April 12, 2013, the Corporation completed a brokered private placement of units, each unit is comprised of one common share and one-half of one warrant. Each whole warrant entitles the holder to purchase one common share for a period of 24 months at a purchase price of $1.13 per common share. The Corporation issued a total of 17,039,835 units at an issue price of $0.91 per unit for aggregate gross proceeds of $15,506,250.

Certain related parties to the Corporation, have purchased units in the private placement:

•	City Securities Limited, a corporation owned by Seager Rex Harbour, a shareholder of the Corporation who controls or directs more than 10% of the total issued and outstanding common shares of the Corporation, has purchased 4,484,957 units;

•	Monemvasia Pty Ltd., a corporation controlled by Kevin Tomlinson, the Chairman of the Corporation, has purchased 1,140,448 units; and

•	Certain other officers and directors have purchased, in the aggregate, 159,500 units.

The brokers received a cash fee equal to 6.0% of the gross proceeds of the private placement, excluding any purchases under the president’s list for which the brokers received a cash fee equal to 2.0%, for a total of $387,682. The brokers also received 127,840 compensation units entitling them to subscribe for that number of units equal to 6.0% of the total number of units sold under the private placement, excluding units sold under the president’s list, at an exercise price equal to $0.91 for a period of 24 months. The warrants issuable upon the exercise of the compensation units will be exercisable for a period of 24 months at an exercise price equal to $1.13.

Considering that the compensation unit will entitle the brokers to one common share and one-half of one warrant, two separate evaluations were performed: one for the option to purchase a common share at $0.91 and the second one to purchase an additional share at $1.13. The Black-Scholes option pricing model was used with the following assumptions: an expected volatility of 66.1%, a risk-free interest rate of 1.19%, an expected unit life of 2 years and no expected dividend yield. As a result, the compensation unit value was estimated at $55,610.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

13.	EQUITY (CONT’D)

13.2	Warrants

A summary of the status of the warrants outstanding, allowing the holders to subscribe a corresponding number of common shares is presented in the following table:

	For the nine-month period ended September 30, 2013
	Number of warrants	Weighted average exercise prices
		$
Balance, at the beginning	977,983	8.44
Issued	9,399,918	1.13
Expired	(977,983)	8.44

Balance, at the end	9,399,918	1.13

Outstanding warrants entitle their holder to subscribe to an equivalent number of common shares as follow:

	September 30, 2013
Expiry date	Number	Exercise price
		$
March 22, 2015	880,000	1.08
April 12, 2015	8,519,918	1.13

	9,399,918

13.3	Broker warrants and units issued as compensation

A summary of the status of the broker warrants and units outstanding, allowing the holders to subscribe a corresponding number of common shares is presented in the following table:

	For the nine-month period ended September 30, 2013
	Number of warrants	Weighted average exercise prices
		$
Balance, at the beginning	—	—
Issued	191,760	0.98

Balance, at the end	191,760	0.98

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

13.	EQUITY (CONT’D)

Outstanding broker warrants and units entitling their holder to subscribe to an equivalent number of common shares are as follow:

	September 30, 2013
Expiry date	Number	Exercise price
		$
April 12, 2015	127,840	0.91
April 12, 2015	63,920	1.13

	191,760

14.	SHARE-BASED COMPENSATION

The Corporation had one common share stock option plan in effect, which was adopted in 1997 (the “1997 Stock Option Plan”) and amended from time to time to increase the maximum number of common shares issuable under the 1997 Stock Option Plan at maximum of 5,000,000 common shares. Since the inception of the 1997 Stock Option Plan, the Corporation has issued 1,834,432 common shares pursuant thereto, representing 3.8% of the Corporation’s issued and outstanding common shares. The 1997 Stock Option Plan was adopted more than 15 years ago and the Board of Directors believed that it needed to be updated with current standards and rules under the TSX Venture Exchange (the “Exchange”). Accordingly, the Board of Directors has adopted a new common share purchase option plan on May 27, 2013 (the “2013 Stock Option Plan”), which is subject to the final approval of the Exchange. Options outstanding under the 1997 Stock Option Plan are transferred and governed by the 2013 Stock Option Plan. The following is a summary of the main features of the 2013 Stock Option Plan:

a)	Persons who may receive common share purchase options under the 2013 Stock Option Plan (“Stock Options”) are the officers, directors, employees and consultants of the Corporation or of its subsidiaries (the “Eligible Participants”);

b)	The maximum number of common shares that may be issued under Stock Options granted under the 2013 Stock Option Plan from time to time shall be equal to 4,724,000 common shares of the Corporation;

c)	The Board determines the exercise price of the common shares underlying the Stock Options when such Stock Options are granted. The exercise price per common share shall not be less than the closing price of the common shares on the Exchange on the day on which the Stock Options are granted and must not be lower than $0.10 per common share;

d)	The expiry date of a Stock Option shall be the 10th anniversary of the date of grant unless a shorter period of time is otherwise set by the Board of Directors at the time the particular Stock Option is granted;

e)	If any option holder shall cease to be an Eligible Participant for any reason, other than termination for cause or death, he or she may exercise any vested Stock Options issued under the Plan that is then exercisable, but only within the period that is ninety (90) days from the date that he or she ceases to be an Eligible Participant. In the event that an option holder ceases to be an Eligible Participant of the Corporation because of termination for cause, the Stock Options of the option holder not exercised at such time shall immediately be cancelled on the date of such termination and be of no further force or effect whatsoever notwithstanding anything to the contrary in the 2013 Stock Option Plan.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

14.	SHARE-BASED COMPENSATION (CONT’D)

A summary of the status of the share options outstanding and exercisable is presented below:

	For the nine-month period ended September 30, 2013
	Number of outstanding options	Weighted average exercise prices
		$
Balance, at the beginning	2,025,000	3.50
Cancelled	(160,000)	5.99

Balance, at the end	1,865,000	3.28

The following table summarizes information about share options:

	September 30, 2013
Expiry date	Number of options	Exercise price
		$
April 27, 2014	490,000	1.85
November 10, 2015	385,000	6.20
April 28, 2016	150,000	6.54
December 7, 2017	840,000	2.20

	1,865,000

15.	ADDITIONAL INFORMATION ON THE CASH FLOWS

The changes in working capital items are detailed as follows:

	For the nine-month period ended September 30,
	2013	2012
	$	$
Accounts receivable	2,101,293	—
Sales tax receivable	22,583	(503,266)
Inventories	(1,303,825)	—
Prepaid expenses	14,774	29,554
Accounts payable and accrued liabilities	(488,299)	1,276,818

Change in working capital items	346,526	803,106

Non cash transactions included in the statement of financial position are the following:

	For the nine-month period ended September 30,
	2013	2012
	$	$
Accounts payable related to exploration and evaluation assets and property, plant and equipment	102,897	3,479,114
Mine restoration provision finance cost capitalized in property, plant and equipment	1,590	—
Exercise of share options	—	280,836
Deferred income taxes included in the share issue expenses	—	15,029

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

16.	RELATED PARTY TRANSACTIONS

16.1	Key management compensation

Key management personnel of the Corporation are members of the board of directors, as well as the president, the chief operating officer, the chief financial officer and the vice-president operations. Key management remuneration is as follows:

	For the nine-month period ended September 30,
	2013	2012
	$	$
Salaries, remuneration and other employee benefits expenses	692,379	254,752
Payments following a payroll tax audit	141,576	—
Severance payments to former officers	165,001	10,000
Salaries and other employee benefits expenses capitalized in exploration and evaluation assets	—	211,735
Salaries and other employee benefits expenses capitalized in property, plant and equipment	98,991	—
Additional compensation related to the acquisition of Aurbec	364,754	—

Key management compensation	1,462,701	476,487

During the nine-month period ended September 30, 2012, key management exercised 200,000 options at a price of $1.51 and 40,000 options at a price of $1.85 for a total of $376,000 (none for the nine-month period ended September 30, 2013).

16.2	Other related party transactions

During the nine-month period ended September 30, 2013, the following transactions were realized with related parties in addition to the amounts listed above in the compensation to key management in note 16.1:

•	Professional fees and disbursements of $90,233 ($33,571 during the nine-month period ended September 30, 2012) of which $15,000 was recorded as Additional fees related to the acquisition of Aurbec have been paid to an officer;

•	Professional fees of $59,385 have been paid to a company controlled by an officer;

During the nine-month period ended September 30, 2012, an officer exercised 7,500 options at a price of $1.51 for a total of $11,325 (none for the nine-month period ended September 30, 2013).

As at September 30, 2013, the balance due to those related parties amounted to $9 876 ($10,942 as at December 31, 2012).

Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantee was given or received. Outstanding balances are usually settled in cash.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

17.	LEASES

17.1	Operating leases

The Corporation, from time to time, enters into leasing arrangements for production and other equipment under a number of operating leases. These leases are generally short-term in nature and subject to cancellation clauses. The Corporation periodically reviews the nature of these leases to identify if there have been any significant changes to the terms and use of the items under operating lease which would require reclassification as a finance lease. Such changes are considered to indicate a renewal of the lease terms and the reclassification is applied prospectively from the date the revised lease terms become effective.

The Corporation’s future minimum operating lease payments are as follows:

September 30, 2013
$
Within 1 year	247,984
1 to 5 years	266,015
After 5 years	—

Total future minimum operating lease payments	513,999

17.1	Finance leases

The Corporation leases production equipment under a number of finance lease agreements. Some leases provide the Corporation with the option to purchase the equipment at a beneficial price. The leased equipment secures the lease obligations.

The Corporation’s future minimum finance lease payments are as follows:

September 30, 2013
$
Within 1 year	182,629
1 to 5 years	60,442
After 5 years	—

Total future minimum finance lease payments	243,071

18.	CONTINGENCIES AND COMMITMENTS

Reclamation deposit

In March 2013, the Corporation, as owner of Aurbec, deposited funds by means of certified checks in favor of the Quebec Government as financial guarantee for the rehabilitation and restoration costs of the Sleeping Giant site and Vezza Project.

Following an amendment to the Quebec Government regulation relating to rehabilitation and restoration of mining sites, three additional reclamation deposits will have to be disbursed: $916,107 by February 18, 2014, $1,342,554 by November 20, 2014 and $1,342,554 by November 20, 2015.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

19.	SUBSEQUENT EVENTS

19.1	Consensual restructuring

During the period from October 2012 to present, the market price of gold has been volatile and dropping steadily. This trend in gold prices created a strain on the Corporation’s cash resources and caused the Corporation to experience difficulties in dealing with its creditors. On August 15, 2013, Promec registered a notice of legal hypothec against the Corporation’s Vezza project and Sleeping Giant property. Promec later filed a petition in bankruptcy against the Corporation’s wholly-owned subsidiary Aurbec on August 27, 2013. While vigorously working to have the petition in bankruptcy dismissed, the Corporation initiated the negotiation of a Consensual Restructuring with its senior lender, Cyrus, in its capacity as a manager to FBC, its four major unsecured creditors and other stakeholders with a view to implementing its ongoing business plan consisting of the recommencement of mining operations at its Sleeping Giant property.

On September 30, 2013, in order to preserve cash while the negotiation of the Consensual Restructuring continued, the Corporation elected to defer the payment of the interest due to FBC pursuant to its $22,000,000 secured term loan to the Corporation (the “Credit Facility”). On October 2, 2013, the Corporation received a letter from Cyrus regarding defaults under the Credit Facility and putting the Corporation on notice that, while it was still prepared to proceed with the Consensual Restructuring, Cyrus would move to enforce its security if agreements to implement the Consensual Restructuring were not signed by the Corporation’s four major unsecured creditors by October 7, 2013. This deadline was subsequently extended to October 15, 2013, on which date such agreements were entered into by the Corporation.

The Consensual Restructuring addresses approximately $2,360,000 of trade credit of the Corporation, of which $300,000 is to be repaid by November 30, 2013, with the balance becoming due on October 30, 2014, with provision for additional payments which are tied directly to the success of the Rights offering (note 19.2) such that the Corporation creditors are to receive an amount equal to 25% of the amount by which the net proceeds of the Rights offering exceed $2,000,000. The Consensual Agreement also covers approximately $4,330,000 of trade credit of Aurbec, of which $562,000 is to be repaid by November 30, 2013, and a further $562,000 is to be repaid by April 30, 2014, for a total reduction of $1,124,000. The balance will become due on October 31, 2014, with provision for additional payments which are tied directly to the success of the Rights offering such that the Aurbec creditors are to receive an amount equal to 25% of the amount by which the net proceeds of the Rights offering exceed $2,000,000. Under the Consensual Restructuring, the Aurbec trade creditors will be granted a first ranking charge on Aurbec’s immovable rights and mining claims in respect of the Corporation’s Vezza project to secure any outstanding balances owing (the “Vezza Hypothecs”). In consideration for the Vezza Hypothecs and the payments to be made by Aurbec, Promec has agreed to discharge the Promec Hypothec and to ask the court that its petition in bankruptcy against Aurbec be withdrawn or dismissed.

The implementation of the Consensual Restructuring is subject to the satisfaction of a number of conditions, including the negotiation of final documentation and the receipt of all requisite regulatory approvals.

On October 15, 2013, in the context of the Consensual Restructuring, the Corporation also entered into a non-binding term sheet (the “Cyrus Term Sheet”) with Cyrus, in its capacity as a manager to FBC, which provides for the restructuring of certain debt arrangements of the Corporation, subject to the satisfaction of certain terms and conditions. On November 7, 2013, in order to comply with the requirements of the TSXV, the Corporation and Cyrus agreed to certain minor modifications to the Cyrus Term Sheet.

MAUDORE MINERALS LTD.

Notes to the Condensed Consolidated Interim Financial Statements

For the nine-month period ended September 30, 2013

(unaudited, in Canadian dollars)

19.	SUBSEQUENT EVENTS (CONT’D)

The Cyrus Term Sheet may be summarized as follows:

a)	FBC would make available a new liquidity facility of up to $6,000,000, bearing interest at 15% per annum, payable quarterly in arrears in cash and having a maturity date of one year following its implementation, provided, however, that the Corporation will be required to immediately repay to FBC up to a maximum of $2,000,000 of any tax refunds received from the Province of Quebec;

b)	$3,000,000 of the existing Credit Facility would be converted into an equivalent amount of convertible debentures bearing interest at a rate of 5% per annum, having a three year maturity and convertible at FBC’s option into an aggregate of 25,000,000 common shares, based on a conversion price of $0.12 per share;

c)	FBC would allow the Corporation to access funds available in the interest escrow account established pursuant to the Credit Facility, with the net proceeds to be applied to pay approximately $500,000 as a pre-payment premium and to pay or prepay, as the case may be, approximately $2,800,000 of interest expenses relating to the Credit Facility which is due or coming due up to June 30, 2014;

d)	FBC would commit to subscribe for not less than its proportionate share of the Rights offering, representing aggregate gross proceeds to the Corporation of not less than $725,400; and

e)	in consideration of this restructuring, the Corporation would issue 8,888,888 common shares to FBC, based on an issuance price of $0.12 per share.

The transactions contemplated by the Cyrus Term Sheet and by the rest of the Consensual Restructuring are expected to be implemented by the Corporation in various phases, the last of which is expected to be closed contemporaneously with the closing of the Rights offering (note 19.2).

As at November 27, 2013 the Corporation reports that upon an application by Promec, the Quebec Superior Court has dismissed the bankruptcy petition that Promec had previously filed against Aurbec on August 27, 2013, and has discharged the hypothec previously registered in favour of Promec against Aurbec’s Vezza and Sleeping Giant properties. Pursuant to an agreement that was reached last month for the consensual restructuring of Aurbec’s trade payables, an arrangement has been made that is acceptable to the Corporation’s senior secured lender to grant a first ranking security to Promec and to one other creditor over the Vezza property only in order to secure the repayment of all indebtedness owing to them should Aurbec fail to delivery on the current plan to see all creditors repaid in full.

19.2	Rights offering

On November 22, 2013, the Corporation filed a preliminary prospectus to distribute (the “Rights offering”) to the holders of its outstanding common shares one right for each common share held, which will entitle the holder to subscribe for up to an aggregate of 47,241,522 common shares, at a price of $0.10 per common share, for gross proceeds to the Corporation of $4,724,152.

Members of the management have entered into a standby purchase agreement under which they have committed to purchase an aggregate of 3,000,000 common shares and standby shares, for gross proceeds to the Corporation of $300,000. In addition, FBC commits to subscribe for not less than $725,400 in the Rights offering (note 19.1 d).

The Corporation’s outstanding warrants contain certain anti-dilution adjustment provisions that are intended to ensure that a holder of warrants is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Rights offering. The effect of the Rights offering on the warrants is that, upon exercise of a warrant, the holder thereof will be entitled to acquire an additional common share at a supplemental price of $0.10 per common share.